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                                                                  Exhibit 10.16

                          Memorandum of Understanding
                                Joint Marketing

This document, when signed by MicroStrategy Incorporated ("MicroStrategy") and NCR ("NCR") will, effective as of September 30, 1999, serve as a binding memorandum of understanding ("MOU") regarding a Joint Marketing Alliance between MicroStrategy and NCR with respect to MicroStrategy's products and NCR's business vision as it relates to the MicroStrategy Products. The parties intend to enter into one or more agreements ("Definitive Agreement(s)") to govern the terms of such joint marketing activities, which will include the following business terms as well as other customary terms and conditions.

The following describes the agreement between the parties.

A. NCR Intent. NCR expects to exploit the relationship between MicroStrategy and NCR to expound upon its e-business vision and jointly promote MicroStrategy's products as part of that vision. NCR desires to make sure that its efforts are coordinated with MicroStrategy.

B. MicroStrategy Intent. MicroStrategy expects to exploit the relationship between NCR and MicroStrategy to expound upon its e-business product offerings and vision and jointly promote the NCR relationship as part of that vision. MicroStrategy desires to ensure that these activities are coordinated with NCR.

The following describes the agreement between the parties.

MicroStrategy Obligations

1. MicroStrategy will use commercially reasonable efforts to establish an NCR business unit consisting of sales, consulting, engineering support, and education staff for the term of the joint-marketing relationship. MicroStrategy anticipates that it will invest at least five million US dollars (US$5,000,000) per year for this business unit.

2. MicroStrategy will use commercially reasonable efforts to launch in e-business joint-marketing campaign. MicroStrategy anticipates that it will invest at least five million US dollars (US$5,000,000) of its marketing budget per year for this campaign.

3. MicroStrategy will add a "powered by Teradata logo" to its Strategy.com site and promotional materials.


NCR Obligations

1. NCR will us commercially reasonable efforts to establish a 25 person sales, consulting and marketing business unit to market and sell the MicroStrategy products for the term of the joint-marketing relationship.

2. NCR will use commercially reasonable efforts to launch in e-business joint marketing campaign. NCR anticipates that it will invest at least five million US dollars (US$5,000,000) of its marketing budget per year, for this campaign.

Joint Obligations

1. As part of the joint-marketing relationship, MicroStrategy and NCR will work together on initiatives such as the following:

a.  A full media advertising campaign;

b.  Joint product/offering collateral;

c. A full scale launch of the partnership, including analysis and press briefings;

d.  A sales force education program;


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e.  Product management programs;

f.  Sales and pre-sales support; and

g.  Other similar initiatives.

    The parties acknowledge and agree that these activities and the timeframe for implementation will be more specifically articulated in the Definitive Agreement.

2. All of these initiatives will be coordinated and planned and implemented in conjunction with NCR.

3. The third party costs of the initiatives will be paid for out of the five million US dollars (US$5,000,000) joint-marketing funds to be established by both parties. All such costs will be pre-approved by both parties and would include activities such as (a) print media advertising, (b) collateral production and dissemination, (c) television advertising, and (d) special events (seminars, press, conferences, etc.). The costs would not include the NCR or MicroStrategy employees, related employee travel and expenses, etc.



Terms of Agreement

The joint marketing relationship will last for one (1) year and automatically renew for successive one (1) year terms unless a party notifies the other party of its intent not to renew at least forty-five (45) days prior to the expiration of this term.

Additional Terms

The parties acknowledge and agree that the parties will enter into a definitive Agreement, which contains these substantive terms as well as additional terms that are standard in the industry. The Definitive Agreement will supersede this MOU. The parties agree that they will, in good faith, negotiate the terms and conditions of the Definitive Agreement. The parties further agree that they will endeavor to complete such a Definitive Agreement by October 30, 1999.

The party executing this Agreement on behalf of the parties represents and warrants that he or she has been duly authorized under the party's charter documents and applicable law to do so.

NCR Corporation                 MicroStrategy Incorporated

By: /s/ Earl C. Shanks            By: /s/ Michael J. Saylor
   -----------------------         --------------------------

Name:  Earl C. Shanks           Name: Michael J. Saylor
   -----------------------         --------------------------

Title: Vice President-Corp.
         Finance                Title:  President & CEO
   -----------------------         --------------------------

1700 South Patterson Blvd.      Date:
Dayton, OH  45479-0001              ------------------------

                                8000 Towers Crescent Drive
                                Vienna, BA  22182
                                Telephone: (703) 848-8600

MicroStrategy Proprietary and Confidential

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